Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:

Greg Burns  Mark Nogal
Media Relations Investor Relations
(847) 402-5600 (847) 402-2800

Allstate extends Shelter-in-Place Payback through June
Offers free identity protection this year for U.S. residents who sign up by June 30

NORTHBROOK, Ill., May 26, 2020 – Allstate (NYSE: ALL) is extending its Shelter-in-Place Payback through June 30, 2020, for personal auto insurance customers as they drive less and get in fewer accidents during the coronavirus pandemic. The company is also extending the sign up period for free identity protection to June 30, 2020, for all U.S. residents.

“Allstate is continuing to support customers during the pandemic by extending our Shelter-in-Place Payback,” said Tom Wilson, Chair, President and CEO. “While more people are back on the roads, the numbers of less severe accidents are below historical levels so the payback will continue through June, representing approximately $1 billion back to customers over three months. We are also extending our offer to give all U.S. residents free identity protection through the rest of 2020. Together we will get through this pandemic and be stronger.”

Allstate, Esurance and Encompass personal auto insurance customers will receive the extended Shelter-in-Place Payback in June. Customers will receive an automatic credit to their accounts with most receiving 15% of their monthly premiums. The amount reflects Allstate’s disciplined analysis of available data, including driving information from Arity, its mobility data and analytics company. It also reflects that the average cost per accident has increased, partially offsetting cost savings.

With the increase in cybercrime as people connect virtually, Allstate is making the Allstate Identity Protection product free for the rest of the year with no opt-out-requirement. U.S. residents can get the free identity protection product through Dec. 31, 2020, regardless of whether they are already Allstate customers, by signing up at allstateidentityprotection.com before June 30, 2020.

About Allstate
The Allstate Corporation protects people from life’s uncertainties with a broad portfolio of protection products including: auto, home, personal property and life insurance, protection plans for electronic devices and appliances, and personal identity protection. Allstate is widely known for the slogan “You’re in Good Hands with Allstate.”

For more information, visit www.allstate.com. Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.